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[MSX INTERNATIONAL LETTERHEAD]                                        EXHIBIT 99




FOR IMMEDIATE RELEASE                                 CONTACT:  DAVID CRITTENDEN
DATE:  09/20/99                                       MSX INTERNATIONAL, INC.
                                                      248-299-1077
                                                      dcrittenden@msxi.com


MSX INTERNATIONAL, INC. ACQUIRES CHELSEA COMPUTER CONSULTANTS, INC.

Auburn Hills, MI -- MSX International, Inc. announced today that it has acquired Chelsea Computer Consultants, Inc. from Staff Builders, Inc., a national provider of home health care personnel and supplemental staffing to health care institutions.

Chelsea Computer Consultants, with annual revenue in excess of $22 million, is a leading provider of information technology professionals in the areas of application development, networking, database design, enterprise and data modeling, and hardware engineering. Established in 1993, the company is headquartered in New York and provides consulting and technical staff augmentation services to customers located throughout North America. Michael Altman and Ray Sheerin, current executives at Chelsea Computer Consultants, will continue to serve in the general management of the company.

Roger Fridholm, President of MSX International's Business, Technology and Staffing Services, commented, "The acquisition of Chelsea Computer Consultants strengthens our ability to recruit and place highly skilled information technology professionals into the financial, communications, and manufacturing industries."

Ray Sheerin, General Manager, said, "MSX International's complementary services and broad based global presence are an excellent match to our core competency and gives Chelsea a solid foundation for growth."

MSX International is a leading, global provider of technology-driven business, engineering, and specialized staffing services, headquartered in Auburn Hills, Michigan. MSX International's services enable customers to significantly improve their business performance by adding value and helping them to achieve a competitive advantage.

With annual sales exceeding $1 billion, MSX International employs more than 12,000 professional staff and contract personnel at over 60 operating locations in 23 countries worldwide. MSX International offers its customers a wide range of technology-driven services, both on-site and off-site, including product and manufacturing engineering; contract and temporary staffing; training; purchasing support; marketing support; electronic document and information storage and retrieval; process improvement consulting; and web and information technology services.

                                    - MORE -





275 Rex Boulevard
Auburn Hills, MI 48326
248-299-1000

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This document contains statements that constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors are discussed in the MSX International's filing with the Securities and Exchange Commission.

MSX International's headquarters is in Auburn Hills, Michigan. Visit MSX International's Web site at http://www.msxi.com. MSX International's news releases are also available at http://www.prnewswire.com.

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PLEASE NOTE: This is the U.S. format and can be adapted for other markets as needed.